Schedule A

Investment Advisory Agreement

Advisory Fee Schedule

For the services to be rendered and the charges and expenses to be assumed by the Adviser on behalf of the Fund hereunder, the Corporation shall pay to the Adviser an advisory fee consisting of a Base Fee and a Performance Fee. The advisory fee will be accrued daily and paid monthly. The Base Fee payable to the Adviser shall be computed at an annual rate of 1.50% of the daily average net assets of the Fund using for each daily calculation the most recently determined net asset value of the Fund, as determined by valuations made in accordance with the Fund’s procedures for calculating the net asset value as described in the Fund’s current Prospectus and/or Statement of Additional Information. For each month subsequent to the first full twelve months of operation of the Fund, the Performance Fee payable to the Adviser shall be calculated as (i) a positive 25% of the difference between the Fund’s average annual total return and the average annual total return of the Standard & Poor’s 500 Index (the "Index"), when the Fund’s average annual total return exceeds that of the Index, or (ii) a negative 25% of the difference between the average annual total return of the Index and Fund’s average annual total return, when the Index’s average annual total return exceeds that of the Fund. The first full twelve months of operations of the Fund shall commence as of the first full day of the month following the month in which the Fund commenced operations. For each month subsequent to the first full twelve months of operations, the Performance Fee shall be computed as noted herein using the average annual total return of the Fund and the Index as measured for each from the inception date of the Fund (the "Performance Period"). Once the Fund has had five full years of continuous operations (as measured from the first full month of operations), the Performance Fee shall be computed as noted herein based on the difference between the Fund’s average annual total return and the average annual total return of the Index using a five-year monthly rolling average as the Performance Period. The maximum or minimum Performance Fee adjustment, if any, will be 0.75% annually. During the first full twelve months of the Fund’s operations, the management fee will be charged at the Base Fee of 1.50% with no Performance Fee adjustment. During any period when the determination of the net asset value of the Fund is suspended by the Directors of the Corporation, the net asset value of the Fund as of the last business day prior to such suspension shall be deemed to be the net asset value at the close of each succeeding business day until it is again determined.

The average annual total return of the Fund will be determined as required by the 1940 Act. The average annual total return of the Index will be computed consistently with the Index, including dividends.

After it determines any Performance Fee adjustment, the Adviser will determine the dollar amount of additional fees or fee reductions to be accrued for each day of a month by multiplying the Performance Fee adjustment by the average daily net asset value of the Fund during the Performance Period and dividing that number by the number of days in the calendar year.

If the Board of Directors of the Corporation determine at some future date that another securities index is more representative of the composition of the Fund than is the Index, the Board may change the securities index used to compute the fee adjustment. If the Board of Directors of the Corporation do so, the new securities index (the "New Index") will be applied prospectively to determine the amount of the fee adjustment. The Index will continue to be used to determine the amount of the fee adjustment for that part of the Performance Period prior to the effective date of the New Index. A change in the Index will be submitted to shareholders for their approval unless the Board of Directors of the Corporation determines that shareholder approval is not required.

The Adviser may, at its discretion, taking into account fee waivers and expense limitations forego the monthly payment of the advisory fee and accept payment on at least an annual basis.

The fee provided for hereunder shall be prorated in any month in which this Agreement is not in effect for the entire month. Such fee shall commence accruing as of the date of the initial effectiveness of the Corporation’s Registration Statement on Form N-1A filed with the SEC.

Amended and Approved: October 15, 2004.